Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Third Quarter 2008 Earnings
MIDDLEFIELD, OHIO, October 21, 2008 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported consolidated net income for the third quarter of 2008 totaled $704,448, or 18.2% less than the $860,944 reported for the same period in 2007. Diluted earnings per share for the third quarter of 2008 were $0.46, a 13.2% decrease from 2007’s third quarter diluted earnings per share of $0.53.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the quarter were 8.77% and 0.63%, respectively, compared with 10.06% and 0.83% for the third quarter of 2007.
For the nine months ended September 30, 2008, the company reported net income of $2,224,473, or $1.44 per diluted share. For the same period of 2007, net income was $2,512,550, or $1.59 per diluted share. ROE and ROA were 8.78% and 0.66%, respectively, for the nine-month period. Comparable results for the 2007 nine-month period were 10.16% and 0.87%, respectively.
Thomas G. Caldwell, President and Chief Executive Officer, commented on the 2008 financial results, “During an historic time of turmoil in the financial markets, our conservatively positioned balance sheet has provided us with a stable level of earnings. Our company has no exposure to Fannie Mae or Freddie Mac preferred stock, subprime mortgages, or any of the large financial firms that have failed or received government assistance. Our focus, as it has been for 107 years, is on the local communities that we are privileged to serve on a daily basis. We are fortunate to have ample liquidity and, unlike some financial institutions, continue to actively seek lending opportunities. We firmly believe that we have the financial flexibility to positively contribute during this time of economic uncertainty.”
The company’s total assets ended the third quarter of 2008 at $454.1 million, an increase of 4.6% over the $434.3 million in total assets reported at December 31, 2007. Net loans at September 30, 2008, were $316.5 million, up $10.4 million, or 3.4%, over the $306.1 million reported at December 31, 2007. Total deposits at September 30, 2008, were $380.0 million, or 4.7% greater than the deposit level of $362.9 million at December 31, 2007.

Highlights for the third quarter of 2008 include:
•
Net interest income was $3.15 million, an increase of 8.4% from the $2.91 million reported for the comparable period of 2007. The net interest margin was 3.20% for the third quarter of 2008, up from the 3.15% reported for the same quarter of 2007. The increase in the net interest margin has been limited due to higher deposit costs and competitive pricing on lending opportunities associated with the current interest rate environment. Deposit growth at the banks has primarily been in products such as time deposits and money market accounts, which generally carry higher interest costs than other deposit alternatives. The company has also grown its investment portfolio, which, while conservative, has produced a lower earnings yield than could be found in loan growth.

•
Non-interest income increased $26,400 for the third three-month period of 2008 over the comparable 2007 period. This increase of 4.0% was primarily the result of a gain recognized on investment securities. Service charges on deposit accounts decreased $1,200, with other non-interest income being $3,500 lower. Earnings on bank-owned life insurance were $5,400 higher during the third quarter of 2008 than the same period of 2007.

•
Non-interest expense for the third quarter of 2008 was 12.9%, or $312,600, higher than the third quarter of 2007. Increases in salary and employee benefits of $101,400 were largely attributable to increased staffing, including the opening of the Cortland banking office, normal wage adjustments, and an additional payroll in the third quarter of 2008 that did not exist in 2007. Other expense items contributing to the overall increase were costs associated with compliance with Section 404 of the Sarbanes-Oxley Act, primarily centered in audit and legal functions, higher fees associated with the increased level of ATM/Debit card usage, amortization of the core deposit intangible associated with acquisitions made by the company, and higher postage. Significantly increasing were FDIC premiums, with further increases anticipated as that agency works to meet statutory minimums.

•
Total deposit growth for the first nine months of 2008 was $17.0 million. Time deposits increased $12.5 million, while money market accounts and interest bearing demand accounts grew $4.1 million and $7.8 million, respectively. Savings deposits decreased $7.1 million during the period. Net loans at September 30, 2008, stood at $316.5 million. This increase of $10.4 million was attributable to growth in the commercial and home equity loan portfolio segments. The investment portfolio, which is entirely classified as available for sale, stood at $96.4 million at September 30, 2008. This figure represented growth within that portfolio of $10.4 million during the nine-month period.

•
Provision for loan losses was $187,000 for the 2008 third quarter. This figure includes an additional provision of $122,000 above plan, in recognition of a limited number of real estate secured loans at Emerald Bank. The provision is maintained at a level to absorb management’s estimate of probable inherent credit losses within the company’s loan portfolio. At September 30, 2008, the allowance for loan losses as a percentage of total loans was 1.13%, which was above the 1.01% reported at September 30, 2007. The ratio of non-performing loans to total loans stood at 2.11% at September 30, 2008. This was an increase from the 1.24% reported as of September 30, 2007. Loans classified as non-accrual at September 30, 2008, were $3.42 million, which was up from the $2.10 million reported at September 30, 2007. Loans past due 90 days and still accruing interest, as of September 30, 2008, were $3.33 million. Additionally, the company held $1.11 million in other real estate owned, primarily at its Emerald Bank affiliate.

•	Stockholders’ equity at September 30, 2008, was $33.4 million, or 7.35% of total assets. Book value per share as of September 30, 2008 was $21.83.

•
In the first nine months of 2008, Middlefield paid cash dividends of $0.77 per share. This represents an increase of 11.6% over the cash dividends paid during the same period of 2007. The 2007 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2007.

“Our level of non-interest expense, as we have reported earlier, has been impacted by our continued growth in both our northeastern Ohio and central Ohio markets. Our Cortland, Ohio, office opened in mid-June and has experienced a very positive reception. Additionally, we continue to work towards our acquisition of a banking office in Westerville, Ohio, which should occur in early November of this year,” noted Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp.
“While the level of charge-offs has been modest to this point, we expect that additional losses will be recognized during the fourth quarter. Although these losses and the level of delinquency remains above our historical norms, we should remain at or below peer ranges,” Stacy concluded.
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. Emerald Bank operates a full service office in Dublin, Ohio. Further information is available at www.middlefieldbank.com and www.emeraldbank.com
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2008 and 2007 and December 31, 2007

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
Balance Sheet (period end)	2008	2007	2007
Assets
Cash and due from banks	$8,263,756	$9,072,972	$7,732,190
Federal funds sold	4,570,826	8,631,963	4,525,161
Interest-bearing deposits in other institutions	112,215	110,387	564,831

Cash and cash equivalents	12,946,798	17,815,322	12,822,182
Investment securities available for sale	96,371,351	85,967,764	81,367,463
Investment securities held to maturity (estimated market value of $120,545 at September 30, 2007)	—	—	119,899
Loans:	320,151,943	309,445,922	307,026,362
Less: reserve for loan losses	3,613,857	3,299,276	3,112,669

Net loans	316,538,086	306,146,646	303,913,693
Premises and equipment	8,018,503	7,044,685	6,996,275
Goodwill	4,371,207	4,371,206	5,439,066
Bank-owned life insurance	7,371,180	7,153,381	7,082,906
Accrued interest receivable and other assets	8,450,811	5,774,052	5,750,920

Total Assets	$454,067,936	$434,273,056	$423,492,404

	September 30,	December 31,	September 30,
	2008	2007	2007
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$40,929,373	$41,348,219	$42,109,757
Interest bearing demand deposits	27,409,745	19,566,035	20,294,998
Money market accounts	26,831,740	22,684,041	24,406,099
Savings deposits	69,835,964	76,895,857	79,468,128
Time deposits	214,957,328	202,423,848	186,471,126

Total Deposits	379,964,150	362,918,000	352,750,108
Short-term borrowings	1,693,699	1,510,607	2,512,582
Federal funds purchased	—	—	—
Other borrowings	36,687,924	32,395,319	31,102,006
Other liabilities	2,340,455	2,487,746	2,281,561

Total Liabilities	420,686,229	399,311,672	388,646,257

Common equity	27,159,602	26,650,123	23,632,830
Retained earnings	14,793,600	13,746,956	16,137,862
Accumulated other comprehensive income	(1,837,888)	(52,969)	(632,343)
Treasury stock	(6,733,607)	(5,382,726)	(4,292,202)

Total Stockholders’ Equity	33,381,707	34,961,384	34,846,147

Total Liabilities and Stockholders’ Equity	$454,067,936	$434,273,056	$423,492,404

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2008 and 2007
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
INTEREST INCOME
Interest and fees on loans	$5,425,266	$5,604,206	$16,273,630	$15,449,822
Interest-bearing deposits in other institutions	1,949	22,159	10,790	127,772
Federal funds sold	22,181	122,029	124,467	383,464
Investment securities
Taxable interest	622,184	323,806	1,793,645	844,454
Tax-exempt interest	449,351	468,552	1,360,226	1,310,932
Dividends on FHLB Stock	29,514	32,426	88,526	84,193

Total interest income	6,550,445	6,573,178	19,651,284	18,200,637
INTEREST EXPENSE
Deposits	2,948,998	3,176,508	9,381,666	8,360,623
Short term borrowings	17,610	35,750	34,793	75,420
Other borrowings	432,055	453,853	1,254,040	1,368,738

Total interest expense	3,398,663	3,666,111	10,670,499	9,804,781

NET INTEREST INCOME	3,151,782	2,907,067	8,980,785	8,395,856
Provision for loan losses	187,000	60,000	357,000	174,391

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	2,964,782	2,847,067	8,623,785	8,221,465

NONINTEREST INCOME
Service charges on deposits	493,228	494,456	1,417,789	1,427,458
Investment securities gains, net	25,758	—	34,508	—
Earnings on bank-owned life insurance	75,336	69,909	217,798	210,162
Other income	85,925	89,445	284,820	286,061

Total non-interest income	680,247	653,810	1,954,915	1,923,681
NONINTEREST EXPENSE
Salaries and employee benefits	1,322,026	1,220,646	3,643,199	3,365,646
Occupancy expense	203,298	184,078	643,884	551,586
Equipment expense	150,334	139,197	435,770	393,411
Data processing costs	193,033	186,213	591,098	498,932
Ohio state franchise tax	117,000	109,673	351,000	313,873
Other operating expense	743,890	577,126	2,159,276	1,888,020

Total non-interest expense	2,729,581	2,416,933	7,824,227	7,011,468

Income before income taxes	915,448	1,083,944	2,754,473	3,133,678
Provision for income taxes	211,000	223,000	530,000	621,128

NET INCOME	$704,448	$860,944	$2,224,473	$2,512,550

Per common share data
Net income per common share — basic	$0.46	$0.54	$1.45	$1.61
Net income per common share — diluted	$0.46	$0.53	$1.44	$1.59
Dividends declared	$0.260	$0.233	$0.770	$0.690
Book value per share(period end)	$21.83	$22.11	$21.83	$22.11
Tangible book value per share (period end)	$18.97	$18.66	$18.97	$18.66
Dividend payout ratio	56.19%	42.64%	52.95%	42.21%
Average shares outstanding — basic	1,523,044	1,590,839	1,533,741	1,559,061
Average shares outstanding — diluted	1,525,716	1,610,307	1,547,528	1,580,414
Period ending shares outstanding	1,529,292	1,553,863	1,529,292	1,553,863

Selected ratios
Return on average assets	0.63%	0.83%	0.66%	0.87%
Return on tangible assets (1)	0.63%	0.84%	0.67%	0.88%
Return on average equity	8.77%	10.06%	8.78%	10.16%
Return on tangible equity (2)	10.15%	11.96%	10.09%	12.16%
Yield on earning assets	6.42%	6.81%	6.48%	6.84%
Cost of interest bearing liabilities	3.62%	4.28%	3.85%	4.21%
Net interest spread	2.80%	2.54%	2.64%	2.64%
Net interest margin	3.20%	3.15%	3.08%	3.29%
Efficiency (3)	67.17%	63.57%	67.24%	63.77%
Equity to assets at period end	7.35%	8.23%	7.35%	8.23%

(1)	Return on tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(2)	Return on tangible equity is calculated by dividing net income less amoritization of intangibles by average equity less average intangibles.

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	September 30,	September 30,
Asset quality data	2008	2007

Non-accrual loans	$3,421,782	$2,103,001
90 day past due and accruing	3,327,162	1,689,404

Non-performing loans	6,748,944	3,792,405
Other real estate owned	1,107,547	—

Non-performing assets	$7,856,491	$3,792,405

Allowance for loan losses	$3,613,857	$3,112,669
Allowance for loan losses/total loans	1.13%	1.01%
Net charge-offs:
Quarter-to-date	$8,137	$231,303
Year-to-date	42,421	347,023
Net charge-offs to average loans
Quarter-to-date	0.00%	0.08%
Year-to-date	0.01%	0.12%
Non-performing loans/total loans	2.11%	1.24%
Allowance for loan losses/non-performing assets	46.00%	82.08%